CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 26, 2024, relating to the financial statements and financial highlights of Commonwealth Australia/New Zealand Fund, Africa Fund, Commonwealth Japan Fund, Commonwealth Global Fund, and Commonwealth Real Estate Securities Fund (the “Funds”), each a series of Commonwealth International Series Trust, which are included in Form N-CSR for the year ended October 31, 2024 and to the references to our firm under the headings “Financial Highlights Information” in the Prospectus and “Other Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

February 28, 2025